Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-2 No. 333-112360, Form S-8 No. 333-112213, 333-71374, 333-66993, 333-92525, 333-39065, 333-50292 and 333-50296) pertaining to the Registration Statement on Form S-2, dated February 24, 2004, 2003 Stock Plan, 2001 Stock Plan, 1998 Employee Stock Purchase Plan, 1993 Stock Plan, 1995 Employee Stock Purchase Plan and 1995 Director Option Plan of Adept Technology, Inc. of our report dated August 4, 2004, with respect to the consolidated financial statements and schedule of Adept Technology, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2004.

/S/    ERNST & YOUNG LLP

San Jose, California

September 27, 2004